Exhibit 10.2

SKAGIT STATE BANK/SKAGIT STATE BANCORP, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) is entered into by and between SKAGIT STATE BANCORP, INC., a Washington corporation (“Bancorp”), its wholly owned subsidiary SKAGIT STATE BANK, a Washington state-chartered bank (the “Bank”), and CARLA TUCKER, the Chief Financial Officer of Bancorp and the Bank (“Executive”), effective as of November 20, 2007.

Recitals

A.                                   Bancorp and the Bank (either and/or both being the “Company”) currently receive services of Executive as a key employee.

B.                                    The Company desires to provide a severance benefit to Executive (i) to encourage Executive to continue her employment with the Company; (ii) to obtain Executive’s services in the event of a potential Change in Control (as defined below); and (iii) to allow the Company to maximize the benefits obtainable by its shareholders from any Change in Control.

Agreement

The parties agree as follows:

1.                                     Commitment of Executive.  In the event that any person extends any proposal or offer that is intended to or may result in a Change in Control (defined below), Executive shall, at the request of the Company, assist the Company in evaluating such proposal or offer.  Further, subject to the additional terms and conditions of this Agreement, in order to receive the Change in Control Payment (defined below), Executive cannot resign from the Company during any period from the receipt of a specific Change in Control proposal up to the consummation or abandonment of the transaction contemplated by such proposal.

2.                                     Change In Control.  “Change in Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that an internal reorganization of the Company shall not constitute a Change in Control.

3.                                      Payment Obligations.

3.1                                Termination Prior to Change in Control.  If the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason (each as defined below), and within eighteen (18) months thereafter the Company enters into an agreement for a Change in Control or any party announces or is required

3.2                                by law to announce a prospective Change in Control, which Change in Control is consummated, then upon the closing of such Change in Control, the Company shall pay Executive a single cash payment in an amount equal to two (2) times the greater of (a) the highest compensation (as reportable on Executive’s IRS W-2 form) received by Executive from the Company during any of the most recent three (3) calendar years ending before, or simultaneously with, the date on which Executive’s employment terminated; or (b) 130% of Executive’s base compensation as of the date on which Executive’s employment terminated (the “Termination-Based Change in Control Payment”).

3.3                                Comparable Position Not Offered.  If a Change in Control is consummated while Executive is employed by the Company, and Executive is not offered a Comparable Position (as defined below) with the acquiring company, then upon the closing of such Change in Control (regardless of whether Executive continues her employment with the acquiring company), the Company shall pay Executive a single cash payment in an amount equal to two (2) times the greater of (a) the highest compensation (as reportable on Executive’s IRS W-2 form) received by Executive from the Company during any of the most recent three (3) calendar years ending before, or simultaneously with, the date on which such closing occurs; or (b) 130% of Executive’s base compensation as of the date on which such closing occurs (the “Closing-Based Change in Control Payment”).  For purposes of this Agreement, a “Comparable Position” means the position of Senior Vice President and Chief Financial Officer of the acquiring company, with compensation and benefits in the aggregate no less favorable to Executive than those in effect immediately prior to the closing of the Change in Control.  Further, effective on such closing, the Company will also provide Executive with, and pay the cost of Executive’s premiums for, group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), for the shorter of the statutory COBRA period or two (2) years following such closing.

3.4                                Termination After Change in Control.  If, within two (2) years after accepting a Comparable Position, Executive’s employment is terminated without Cause or if Executive resigns for Good Reason, then upon such termination or resignation, Executive shall receive the Closing-Based Change in Control Payment less the amount of any salary, bonuses and other cash compensation earned by Executive and paid to her by the acquiring company following the closing of the Change in Control through the date of such termination or resignation; provided, that in no event shall Executive receive less than one (1) times her highest compensation (as reportable on Executive’s IRS W-2 form) received from the Company during any of the most recent three (3) calendar years ending before, or simultaneously with, the date on which the Change in Control occurred.  Upon such termination, Executive shall also be entitled to COBRA benefits and premium payments for the shorter of the statutory COBRA period or one (1) year following such termination.

3.5                                Parachute Payment Limitation.  Notwithstanding anything in this Agreement to the contrary, if the Termination-Based Change in Control Payment or the Closing-Based Change in Control Payment (either, a “Change in Control Payment”), together with any other payments or benefits received by Executive from the Company or the acquiring company will be an amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Code (the “Parachute Payment Amount”), then the Change in Control Payment shall be reduced so that the total amount thereof is $1 less than the Parachute Payment Amount.

3.6                                Payment of Amounts Within 2 ½ Months.  All amounts required to be paid by the Company hereunder shall be paid by the later of the 15th day of the third month following the Executive’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture or the 15th day of the third month following the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.  This provision is intended to comply with regulations issued under Section 409A of the Code and shall be interpreted and applied consistently therewith.

4.                                      Termination of Agreement.

4.1                                This Agreement terminates upon payment by the Company (or its successor) to Executive of the Change in Control Payment and the related payments provided for herein.

4.2                                The Company may terminate this Agreement by action of its Board of Directors, and such termination shall be effective one (1) year following the date on which written notice of such termination is provided to Executive.

4.3                                This Agreement terminates immediately if, at any time before the Change in Control transaction closes, (i) the Company terminates Executive’s employment for Cause, (ii) Executive resigns from the Company without Good Reason, (iii) Executive dies, or (iv) Executive is unable to perform her duties and obligations to the Company for a period of ninety (90) consecutive days as a result of a physical or mental disability, unless with reasonable accommodation Executive could continue to perform such duties and making these accommodations would not pose an undue hardship on the Company.  If no Change in Control has occurred, this Agreement will terminate eighteen (18) months after Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, unless during such eighteen (18) month period, the Company enters into an agreement for a Change in Control, or a Change in Control is announced or required by law to be announced, in which case this Agreement will terminate upon payment of the Closing-Based Change in Control Payment pursuant to Section 3.1 or the abandonment of such Change in Control.

5.                                      Definitions.

5.1                                Cause.  “Cause” means only any one or more of the following:

a.                                       Willful misfeasance or gross negligence in the performance of Executive’s duties.

b.                                      Conviction of a crime in connection with her duties.

c.                                       Conduct demonstrably and significantly harmful to the Bank and/or Bancorp, as reasonably determined on the advice of legal counsel by the board of directors of the Bank and/or Bancorp, as the case may be.

5.2                                Good Reason.  “Good Reason” means only any one or more of the following:

a.                                      Reduction, without Executive’s consent, of Executive’s salary or elimination of any compensation or benefit plan benefiting Executive.

b.                                     The assignment to Executive without her consent of any authority or duties materially inconsistent with Executive’s position as of the date of this Agreement.

c.                                      A relocation or transfer of Executive’s principal place of employment that would increase Executive’s commute as of the Effective Date by more than 30 miles each way on a regular basis, unless Executive consents to the relocation or transfer.

6.                                      Arbitration.  At any party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties).  A single arbitrator agreed on by the parties will conduct the arbitration.  If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator.  This third arbitrator will hear the dispute.  The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and any party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision.  The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action.  This prevailing party is entitled to reimbursement from the other parties for its costs and expenses, including reasonable attorneys’ fees.  All proceedings will be held at a place designated by the arbitrator in Skagit County, Washington.  The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

7.                                      Withholding.  All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

8.                                      Not an Employment Agreement.  This Agreement is not an employment agreement.  Accordingly, except with respect to the Change In Control Payment, this Agreement shall have no effect on the determination of any compensation payable by the Company to Executive, or upon any of the other terms of Executive’s employment with the Company.  The specific arrangements referred to herein are not intended to exclude any other benefits that may be available to Executive upon a termination of employment with the Company pursuant to employee benefit plans of the Company.

9.                                      Miscellaneous Provisions.

9.1                                Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

9.2                                Binding Effect.  This Agreement will bind and inure to the benefit of the parties’ heirs, legal representatives, successors and assigns.

9.3                                Waiver.  Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights.  A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

9.4                                Amendment.  This Agreement may be modified only through a written instrument signed by all parties.

9.5                                Amendment to Comply With Section 409A.  From time to time, the Company may amend this Agreement as required to comply with the requirements of Section 409A of the Code and U.S. Treasury regulations issued thereunder.

9.6                                Severability.  The provisions of this Agreement are severable.  The invalidity of any provision will not affect the validity of other provisions of this Agreement.

9.7                                Counsel Review.  Executive acknowledges that she has had an opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

9.8                                Governing Law and Venue.  This Agreement will be governed by and construed in accordance with Washington law, except to the extent that federal law may govern certain matters.  The parties must bring any legal proceeding arising out of this Agreement in Skagit County, Washington, and the parties will submit to jurisdiction in that county.

9.9                                Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

This Change in Control Severance Agreement is effective as of the date first set forth above.

SKAGIT STATE BANK

By	/s/ B. Marvin Omdal
B. Marvin Omdal, Chairman of the Board

SKAGIT STATE BANCORP, INC.

By	/s/ B. Marvin Omdal
B. Marvin Omdal, Chairman of the Board

EXECUTIVE:

/s/ Carla Tucker
Carla Tucker